Exhibit 8.2

August 25, 2026

Haoxin Holdings Limited (the “Company”)

Room 901, No. 1 Xingye Yi Road

Ningbo Free Trade Zone

Ningbo, Zhejiang Province 315807

People’s Republic of China

Re:	Haoxin Holdings Limited
Registration Statement on Form F-1

Ladies and Gentlemen:

We, Global Law Office, are a qualified law firm practicing in the People’s Republic of China (“PRC”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws, regulations, rules, judicial interpretations and other legislations of the PRC effective as of the date hereof.

We are acting as special PRC counsel to Haoxin Holdings Limited (the “Company”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and listed on the Nasdaq Capital Market, solely with respect to certain PRC tax matters in connection with the proposed resale, from time to time, of Class A ordinary shares of the Company by the selling securityholder identified in the Company’s registration statement on Form F-1 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Transaction”).

1.	PRC Law

This Opinion is rendered on the basis of the PRC Law, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof (the “PRC Law” excluding the laws of the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and there is no assurance that any of the PRC Law will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Law. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

2.	Assumptions

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents, corporate records, certificates issued by relevant governmental authorities in the PRC (the “Governmental Agencies”, each a “Governmental Agency”) and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively the “Documents”). Where certain facts were not independently established by us, we have relied upon statements made by appropriate representatives of the Company. In giving this opinion, we have made the following assumptions:

(1)	the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic originals of the Documents submitted to us as copies and the authenticity of such originals;

(2)	the truthfulness, accuracy, fairness and completeness of the Documents, as well as the factual statements contained in the Documents, and the Documents and the factual statements contained therein are and will remain to be non-misleading;

(3)	that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(4)	that information provided to us by the Company and the PRC Group Companies in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company and the PRC Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(5)	that all licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, the Governmental Agencies pursuant to any applicable PRC Law (the “Governmental Authorizations”, each a “Governmental Authorization”) and other official statement or documentation are obtained and completed by lawful means in due course;

(6)	that each of the parties to the Documents other than the PRC Group Companies is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(7)	that all parties other than the PRC Group Companies have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties;

(8)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct; and

(9)	that all Documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Law.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have received.

3. Opinion

Based solely upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement, we are of the opinion that

(1)	The statements made in the Registration Statement under the sections entitled “Risk Factors” and “Taxation — Mainland China Taxation,” insofar as they relate to PRC tax laws and regulations or interpretations thereof, are correct and accurate in all material respects and constitute our opinion on such matters.

This opinion is subject to the following qualifications:

(1)	This Opinion is rendered only with respect to the PRC Law and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction, and we have assumed that no such laws would affect this Opinion. PRC Law as used in this Opinion refers to PRC Law publicly available and currently in force as of the date of this Opinion and there is no guarantee that any of such PRC Law will not be changed, amended or revoked in the immediate future or in the longer term with or without retrospective effect. This Opinion is given on the basis of the current laws and practice in the PRC.

(2)	This Opinion is subject to the discretion of any competent Governmental Agencies in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Law.

(3)	This Opinion is, in so far as it relates to the validity, effectiveness and enforceability, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent, coercionary at the conclusions thereof; (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (vi) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Law.

(4)	The term “enforceable” or “enforceability” as used in this Opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the PRC courts. As used in this Opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Follow-on Issuance and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Group Companies and Governmental Agencies.

(5)	Except as described otherwise in this Opinion, we have not undertaken any independent investigation, search or other verification action to determine the existence or of any fact or to prepare this Opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Group Companies or the rendering of this Opinion.

This opinion is strictly limited to certain PRC tax matters stated herein in connection with the Registration Statement filed with the SEC and may not be used for any other purpose without our prior written consent. This opinion is given as of the date hereof and may be relied upon solely in connection with the filing of the Registration Statement with the SEC. We assume no obligation to update or supplement this opinion to reflect any change in applicable law or relevant facts occurring after the date hereof.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to this opinion under the sections entitled “Risk Factors” and “Taxation — Mainland China Taxation” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Yours faithfully,

/s/ Global Law Office
Global Law Office

Schedule A

List of the PRC Group companies

No.	PRC Companies	Shareholders (% of Equity Interests)
1．	Ningbo Haoxin International Logistics Co., Ltd. (宁波昊鑫国际物流有限公司)	Haoxin (Hong Kong) Limited (100%)
2．	Zhejiang Haoxin Logistics Co., Ltd. (浙江昊鑫物流有限公司)	Ningbo Haoxin International Logistics Co., Ltd. (100%)
3.	Yiwu Haitong International Logistics Co., Ltd. (义乌市海通国际物流有限公司)	Ningbo Haoxin International Logistics Co., Ltd. (100%)

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